Proxy Results

The shareholders of Delaware Group Tax-
Free Funds and Voyageur Mutual Funds
(each, the "Trust") voted on the following proposals at the special meeting of shareholders on March 23, 2005 or as adjourned. The description of each proposal and number of shares voted are as follows:

1.To elect a Board of Trustees for each
of the Trusts.



Delaware Group
Tax-Free Funds

Voyageur Mutual Funds


Shares
Voted For

Shares Voted
Withheld Authority

Shares
Voted For

Shares Voted
Withheld Authority
Thomas L. Bennett
37,979,036.513
  1,048,233.841
20,895,278.656
    360,093.724
Jude T. Driscoll
38,000,153.644
  1,027,116.713
20,914,639.656
    340,732.724
John A. Fry
38,003,289.743
  1,023,980.614
20,894,793.656
    360,578.724
Anthony D. Knerr
37,979,818.032
  1,037,452.325
20,894,488.656
    360,883.724
Lucinda S. Landreth
37,961,415.917
  1,065,854.440
20,879,031.656
    376,340.724
Ann R. Leven
37,961,430.648
  1,065,839.709
20,857,874.656
    397,497.724
Thomas F. Madison
37,996,204.955
  1,031,065.402
20,905,985.656
    349,386.724
Janet L. Yeomans
37,983,172.594
  1,044,097.763
20,859,670.656
    395,701.724
J. Richard Zecher
37,951,191.521
  1,076,078.836
20,914,639.656
    340,732.724



2.To approve the use of a "manager of
managers" structure whereby the investment manager of the Funds of each Trust will be able to hire and replace subadvisers without shareholder approval.


For
Against
Abstain
Delaware Tax-Free Insured Fund
  2,901,910.367
   203,102.434
   188,821.454
Delaware Tax-Free USA Fund
22,052,517.324
1,738,327.316
1,287,024.842
Delaware Tax-Free USA Intermediate Fund
  3,874,386.962
   210,011.168
   129,857.255
Delaware National High-Yield Municipal Bond Fund
  3,832.827.883
   181,124.111
   106,194.831





H:\ATEAM\Daggett\Proxy Results Tax-Free and Voyageur 032305.doc